Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of September 23, 2003, is by and among Cabela’s Incorporated, a Nebraska corporation (the “Company”) and the stockholders of the Company listed on Schedule A to this Agreement (the “Holders”).

W I T N E S S E T H:

WHEREAS, the Holders own the number of shares of Class A Common Stock and Class B Common Stock of the Company as set forth on Schedule A;

WHEREAS, the shares of Class B Common Stock are convertible into shares of Class A Common Stock as provided in the Amended and Restated Articles of Incorporation of the Company as filed with the Secretary of State of the State of Nebraska and in effect on the date of this Agreement as amended, modified or supplemented from time to time; and

WHEREAS, the Company and the Holders deem it to be in their respective best interest to set forth the rights of the Holders in connection with public offerings and sales of the capital stock of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) a director, trustee, managing member, or executive officer of such Person or any Person identified in clause (iii) below, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the recitals hereto.

“Business Day” means any day that is not (a) a Saturday, Sunday or legal holiday or (b) a day on which banks are not required to be open in New York, New York or Sidney, Nebraska.

“Class A Common Stock” means the Class A Common Stock, $.01 par value, of the Company.

“Class B Common Stock” means the Class B Common Stock, $.01 par value, of the Company.

“Class C Common Stock” means the Class C Common Stock, $.01 par value, of the Company.

“Commission” shall mean the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” shall mean all of the Common Stock, $.01 par value, of the Company, including the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and any other class of capital stock of the Company hereinafter authorized that is not preferred with respect to the rights of the Holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company over any other class of capital stock.

“Common Stock Equivalent” shall mean all shares of Common Stock outstanding, and all shares of Common Stock issuable (without regard to any present restrictions on issuance) upon the conversion, exchange or exercise of all securities of the Company that are convertible, exchangeable or exercisable for Common Stock.

“Company” has the meaning specified in the initial paragraph of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Founders” means James W. Cabela and Richard N. Cabela.

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any political subdivision thereof, or of any other country.

“Holders” has the meaning ascribed to it in the initial paragraph of this Agreement.

“Holders’ Counsel” has the meaning ascribed to it in Section 7(b).

“HSR Act” has the meaning ascribed to it in Section 8.

“Information” has the meaning ascribed to it in Section 7(i).

“Initial Public Offering” shall mean an underwritten initial Public Offering for the account of the Company and/or the Holders of Common Stock pursuant to a Registration Statement filed under the Securities Act.

“Inspectors” has the meaning ascribed to it in Section 7(i).

“JP” means JPMP Capital Corp., a Delaware corporation and JP Morgan Partners, LLC, a Delaware limited liability company, and/or any successor to either of them in each case, which manages or controls any Person that owns all or part of the Common Stock owned or acquired through the exercise of their rights under the Stockholders Agreement by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P. or J.P. Morgan Partners Global Investors (Cayman) II, L.P.

“Majority of the Holders” shall mean those Holders who hold in the aggregate in excess of 65% of the Restricted Securities (based on the aggregate number of issued and outstanding shares of Restricted Securities at the time such percentage is calculated) held by all of the Holders.

“MGI” means McCarthy Group, Inc., a Nebraska corporation.

“NASD” has the meaning ascribed to it in Section 7(n).

“NMS” has the meaning ascribed to it in Section 7(n).

“Other Shares” shall mean at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Primary Shares” shall mean, at any time, the authorized but unissued shares of Common Stock of the Company.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Public Offering” shall mean the closing of a public offering of Common Stock pursuant to a Registration Statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of securities to be issued as consideration in connection with a business acquisition or an offering of securities issuable pursuant to an employee benefit plan.

“Records” has the meaning ascribed to it in Section 7(i).

“Registrable Shares” shall mean, at any time, and with respect to any Holder or any assignees and/or transferees of such Holder in compliance with Section 17, the shares of Class A Common Stock and Class B Common Stock held by such Holder which constitute Restricted Securities. As to any particular Registrable Shares, once issued, such Registrable Shares shall cease to be Registrable Shares (a) when such Registrable Shares have been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and they have been disposed of pursuant to and in the manner described in such effective Registration Statement, (b) when such Registrable Shares are sold or distributed pursuant to Rule 144, (c) in the case of any Holder who, together with its Affiliates, holds Common Stock Equivalents that constitute less than 2% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, one year after the date on which such Holder may first sell such Registrable Shares under Rule 144 (provided that such Holder is still able, at such time, to sell such Registrable Shares under Rule 144), or (d) when such Registrable Shares have ceased to be outstanding.

“Registration Date” shall mean the date upon which the Registration Statement for the Initial Public Offering shall have been declared effective.

“Registration Statement” shall mean any registration statement of the Company which covers any of the Registrable Shares, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” of a Person shall be construed broadly and shall include such Person’s partners, officers, directors, employees, agents, counsel, accountants and other representatives.

“Restricted Securities” shall mean, at any time and with respect to any Holder, the shares of Common Stock and any other securities which by their terms are directly or indirectly exercisable or exchangeable for or convertible into Common Stock (other than Class C Common Stock), and any securities received on or with respect to any such of the foregoing securities, which are held by such Holder and which theretofore have not been sold to the public pursuant to a Registration Statement or pursuant to Rule 144.

“Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act or any successor rule thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Significant Holder” shall mean any Specified Person or group of Specified Persons acting in concert that owns or controls, directly or indirectly (including through its or their Affiliates and irrespective of whether such Specified Person directly owns any Registrable Shares), at least 2,400,000 Registrable Shares, as adjusted for stock splits, reverse splits, combinations, etc.

“Specified Person” means MGI, JP or either of the Founders; provided, however, that in no event shall any assignee or transferee (whether in accordance with the provisions of Section 17 or otherwise) of MGI, JP or either of the Founders be deemed to be a Specified Person.

“Stockholders Agreement” means the Stockholders Agreement dated as of the date of this Agreement by and among the Company and the Holders as amended, modified or supplemented from time to time.

“Transfer” shall mean any disposition of any Restricted Securities or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act, other than any such disposition pursuant to a Registration Statement and in compliance with all applicable state securities and “blue sky” laws.

2. Request for Initial Public Offering.

(a) If at any time prior to an Initial Public Offering, the Company shall be requested by a Significant Holder to effect the registration under the Securities Act of Registrable Shares held by such Significant Holder and/or its Affiliates in a firm commitment underwritten Initial Public Offering, (which request shall specify the number of Registrable Shares held by the Significant Holder and/or its Affiliates proposed to be included in such registration), the Company shall promptly give written notice to the other Holders of its requirement to so register such Registrable Shares and, upon the written request, delivered to the Company within 30 days after delivery of any such notice by the Company, of the other Holders to include in such registration Registrable Shares of such Holders (which request shall specify the number of Registrable Shares of such Holders proposed to be included in such registration), the Company shall, subject to Section 2(b) below, promptly use its best efforts to effect such registration under the Securities Act of the Registrable Shares which the Company has been so requested to register in connection with an Initial Public Offering.

(b) Anything contained in Section 2(a) to the contrary notwithstanding, the Company shall not be obligated to effect, pursuant to Section 2(a), any registration under the Securities Act except in accordance with the following provisions:

(i) The Company shall not be obligated to use its best efforts to file and cause to become effective any single Registration Statement initiated pursuant to Section 2(a) if the managing underwriter advises the Company that the Initial Public Offering will result in aggregate net proceeds to the Company and/or the Holders of less than $100,000,000 in the aggregate;

(ii) the Company may delay the filing or effectiveness of any Registration Statement for a period of up to 60 days after the date of a request for registration pursuant to Section 2(a) if at the time of such request the Company is engaged, or has fixed plans pursuant to a written commitment with an underwriter to engage within 60 days from the date of such request, in a firm commitment underwritten Initial Public Offering of Primary Shares in which the Holders of Restricted Securities may include Registrable Shares pursuant to Section 4; and

(iii) with respect to any registration pursuant to Section 2(a), the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all such Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of all such securities, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Primary Shares;

(B) second, the Registrable Shares held by the Holders requesting that their Registrable Shares be included in such registration pursuant to Section 2(a), pro rata based upon the number of Registrable Shares owned by each such Holder at the time of such registration; and

(C) third, the Other Shares.

3. Required Registration.

(a) If at any time after an Initial Public Offering, the Company shall be requested by a Specified Person to effect the registration under the Securities Act of Registrable Shares held by such Specified Person and/or its Affiliates in a firm commitment underwritten Public Offering, (which request shall specify the number of

Registrable Shares held by the Specified Person and/or its Affiliates proposed to be included in such registration), the Company shall promptly give written notice to the other Holders of its requirement to so register such Registrable Shares and, upon the written request, delivered to the Company within 30 days after delivery of any such notice by the Company, of the other Holders to include in such registration Registrable Shares of such Holders (which request shall specify the number of Registrable Shares of such Holders proposed to be included in such registration), the Company shall, subject to Section 3(b) below, promptly use its best efforts to effect such registration under the Securities Act of the Registrable Shares which the Company has been so requested to register.

(b) Anything contained in Section 3(a) to the contrary notwithstanding, the Company shall not be obligated to effect, pursuant to Section 3(a), any registration under the Securities Act except in accordance with the following provisions:

(i) The Company shall not be obligated to use its best efforts to file and cause to become effective (A) more than two Registration Statements initiated by the same Specified Person pursuant to Section 3(a); provided however, if through the exercise of the rights of the Holders under Sections 3(b)(iii) or 4, the number of Registrable Shares of such Specified Person and its Affiliates included in an offering pursuant to a Registration Statement relating to a demand by such Specified Person under Section 3(a) are reduced by more than 25% of the number of Registrable Shares requested to be registered, such offering will not constitute a demand registration for purposes of the limitation set forth in this Section 3(b)(i)(A), (B) any single Registration Statement initiated pursuant to Section 3(a) if the anticipated aggregate gross offering price (before underwriting discounts and commissions) of Registrable Shares requested to be registered by such Specified Person and its Affiliates pursuant to Section 3(a), determined on the date such written request is first delivered to the Company, is less than $20,000,000 or constitutes less than 20% of the Registrable Shares held by such Specified Person and its Affiliates, whichever is greater; or (C) any Registration Statement during any period in which any other Registration Statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective within the prior 90 days;

(ii) the Company may delay the filing or effectiveness of any Registration Statement for a period of up to 60 days after the date of a request for registration pursuant to Section 3(a) if at the time of such request the Company is engaged, or has fixed plans pursuant to a written commitment with an underwriter to engage within 60 days of the time of such request, in a firm commitment underwritten Public Offering of Primary Shares in which the Holders of Restricted Securities may include Registrable Shares pursuant to Section 4; and

(iii) with respect to any registration pursuant to Section 3(a), the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of all such securities to be included in such registration, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Registrable Shares held by the Holders requesting that their Registrable Shares be included in such registration pursuant to Section 3(a), pro rata based upon the number of Registrable Shares owned by each such Holder at the time of such registration;

(B) second, the Primary Shares; and

(C) third, the Other Shares.

(c) A requested registration under this Section 3 may be rescinded prior to such registration being declared effective by the Commission by written notice to the Company from the Specified Person requesting the registration; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 3 for purposes of Section 3(b)(i)(A) if the Company shall have been reimbursed for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration.

4. Piggyback Registration. If the Company at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), the Company shall promptly give written notice thereof to the Holders and, upon the written request, given within 20 days after delivery of any such notice by the Company, of any such Holder to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Company shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, if the Public Offering is an Initial Public Offering and the managing underwriter advises the Company that the inclusion of any Registrable Securities in the Company’s Initial Public Offering would interfere with the successful marketing (including pricing) of the Primary Shares proposed to be sold by the Company, then so long as no Other Shares are included in that Public Offering, the Company shall not be obligated to include any Registrable Shares in such Public Offering; and provided, further, that if the Public Offering is not an Initial Public Offering, the managing underwriter advises the Company that the inclusion of all Registrable Shares or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of Primary Shares proposed to be registered by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(a) first, the Primary Shares;

(b) second, the Registrable Shares held by such Holders, pro rata based upon the number of Registrable Shares owned by each such Holder at the time of such registration; and

(c) third, the Other Shares.

5. Registrations on Form S-3. At such time as the Company shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, each Holder of Registrable Shares shall have the right to request in writing an unlimited number of registrations of Registrable Shares on Form S-3 (which may, at such Holders’ request, be shelf registrations pursuant to Rule 415 promulgated under the Securities Act), or such successor form, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of and the Holders thereof, (ii) state whether the intended method of disposition of such Registrable Shares is an underwritten offering or a shelf registration and (iii) relate to Registrable Shares having an aggregate gross offering price (before underwriting discounts and commissions) of at least $500,000, and upon receipt of such request, the Company shall use its best efforts promptly to effect the registration under the Securities Act of the Registrable Shares so requested to be registered; provided, however, in the event any managing underwriter requests that this Section 5 be deleted or modified in connection with a Public Offering, each Holder hereby acknowledges and agrees that this Agreement may be amended without any further action on the part of the Holders or the Company to delete or modify this Section 5 so long as such deletion, amendment or modification affects all Holders in a similar manner.

6. Holdback Agreement.

(a) If the Company at any time shall register shares of Common Stock under the Securities Act in an underwritten offering (i) pursuant to an Initial Public Offering, or (ii) pursuant to any other registration, so long as a Majority of the Holders agree in writing that this Section 6 applies to such registration, the Holders shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Restricted Securities (other than those Registrable Shares included in such registration pursuant to Sections 2, 3, 4 or 5, Transfers to Affiliates or grants of participation interests to Affiliates) without the prior written consent of the Company for a period as shall be determined by the managing underwriters, which period cannot begin more than 10 days prior to the effectiveness of such Registration Statement and cannot last more than 180 days after the effective date of such Registration Statement.

(b) If the Company at any time pursuant to Sections 2, 3, 4 or 5 of this Agreement shall register Registrable Shares under the Securities Act for sale to the public pursuant to an underwritten offering, the Company shall agree not, (i) in the case of Section 2 without the prior written consent of the Significant Holder who exercised its rights under Section 2, (ii) in the case of Section 3, without the prior written consent of the Specified Person who exercised its rights under Section 3, and (iii) in the case of Sections 4 and 5, without the prior written consent of the Holders participating in such Public Offering who hold, in the aggregate, in excess of 50% of the Registrable Shares being included in such Public Offering, to effect any public sale or distribution of securities similar to those being registered, or any securities convertible into or exercisable or exchangeable for such securities, for such period as shall be determined by the managing underwriters, which period shall not begin more than 10 days prior to the effectiveness of the Registration Statement pursuant to which such Public Offering shall be made and shall not last more than 180 days after the effective date of such Registration Statement.

7. Preparation and Filing. If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares or to cause any Registrable Shares to be included in any registration, the Company shall, as expeditiously as practicable:

(a) use its best efforts to cause a Registration Statement that registers such Registrable Shares to become and remain effective for a period of 90 days or until all of such Registrable Shares have been disposed of (if earlier);

(b) furnish, at least five Business Days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to counsel selected by the Holders participating in such Public Offering who hold, in the aggregate, in excess of 50% of the Registrable Shares being included in such Public Offering (the “Holders’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such Holder’s Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(c) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for at least a period of 90 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares, provided that the Company may delay for up to 45 days (and such period of delay shall extend such 90-day period by the same duration) the effectiveness or filing of such Registration Statement, or elect not to amend such Registration Statement so that sales may not be made thereon for up to 45 days (and such period of delay shall extend such 90-day period by the same duration), if the making of disclosures required by such Registration Statement would have a material adverse effect upon the Company or its securities and such disclosures are not otherwise required to be made;

(d) notify the Holders’ Counsel promptly in writing (i) of any comments by the Commission with respect to such Registration Statement or Prospectus or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this Section 7(e);

(f) furnish to each seller of Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(g) use its best efforts to cause such Registrable Shares to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h) notify on a timely basis each seller of Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period set forth in Section 7(a) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such Registrable Shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such seller or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s Representatives to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) such Information has been made generally available to the public, or (iv) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential); provided, however, that notwithstanding the foregoing or notwithstanding any other provisions contained herein, each such party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure);

(j) use its best efforts to obtain from its independent certified public accountants a “cold comfort” letter in customary form and covering such matters of the type customarily covered by cold comfort letters;

(k) use its best efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Holders selling Registrable Shares in such registration);

(l) provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

(m) issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n) list such Registrable Shares on any national securities exchange or use its best efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”), National Market System (“NMS”), or such other national securities exchange as the Holders participating in such Public Offering who hold, in the aggregate, in excess of 50% of the Registrable Shares being included in such Public Offering shall request;

(o) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, earnings statements which need not be audited covering a period of 12 months beginning within three months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(p) use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

8. Required Filings. The Holders and the Company shall give any notices to, make filings with, and use their best efforts to obtain any authorizations, consents and approvals of any Governmental Authority, including, without limitation, any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in each case, to the extent necessary for each Holder and/or the Company to comply with such Holder’s and/or the Company’s obligations under this Agreement, including, without limitation, the conversion of any shares of Class B Common Stock into shares of Class A Common Stock.

9. Expenses. All expenses incurred by the Company in complying with Sections 2, 3, 4, 5, 6, 7, 8, 11 and 13, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants and fees and expenses of the Holders Counsel, shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Shares shall not be borne by the Company but shall be borne by the seller or sellers thereof, in proportion to the number of Registrable Shares sold by such seller or sellers; and, provided further, that for each Specified Person, the Company shall only pay one filing fee associated with any filings required under the HSR Act by such Specified Person and/or its Affiliates.

10. Indemnification.

(a) In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each seller of Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws, and the Company shall promptly reimburse such seller (or any Person acting on its behalf), such underwriter, such broker, such controlling Person or such Representatives for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller, such underwriter or broker, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been made available to such indemnified party prior to the sale of Registrable Shares and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each seller, severally and not jointly, of Registrable Shares shall indemnify and hold harmless (in the same manner, to the same extent and subject to the same limitations as set forth in the subsection (a) of this Section 10) the Company, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement and each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any statement or omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller or a Person duly acting on such seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 10, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 10, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 10.

(d) If the indemnification described in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the circumstances which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the Transfer of securities and the termination of this Agreement.

11. Underwriting Agreement.

(a) Notwithstanding the provisions of Sections 6, 7, 8 and 10, to the extent that the Holders selling Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more of the matters addressed in such Sections of this Agreement, the provisions contained in such Sections of this Agreement addressing such matters shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company, if the Company is not a party to the underwriting or similar agreement.

(b) In connection with any registration pursuant to Sections 2 or 3, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof and to the extent that any of the terms of this Agreement conflict with the terms of such underwriting agreement, the terms of such underwriting agreement shall control. The Company shall be entitled to receive indemnities from lead institutions, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customarily given their role in such distribution.

(c) No Holder may participate in any Public Offering hereunder that is underwritten unless it agrees to (i) sell such Holder’s Registrable Shares on the basis provided in any underwriting arrangements approved by the Company and the Holders participating in such Public Offering who hold, in the aggregate, in excess of 50% of the Registrable Shares being included in such Public Offering, and (ii) as expeditiously as possible, notify the Company of the occurrence of any event concerning such Holder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

12. Information by Holders. Each Holder agrees to furnish to the Company and the managing underwriter such written information regarding such Holder and the distribution proposed by it as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

13. Exchange Act Compliance. From and after the Registration Date or such earlier date as a Registration Statement filed by the Company pursuant to the Exchange Act relating to any class of the Company’s securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

14. No Conflict of Rights. The Company represents and warrants to the Holders that (i) the registration rights granted to the Holders hereby do not conflict with any other registration rights granted by the Company and (ii) as of the date hereof, except for this Agreement, there are no other agreements of the Company granting registration rights to any Person. The Company, after the date hereof, shall not grant any registration rights which conflict with or impair, or have any priority over, the registration rights granted hereby. In any underwritten Public Offering, the managing underwriter shall be a nationally recognized investment banking firm selected by the Company, and reasonably acceptable to the Holders participating in such Public Offering who hold, in the aggregate, in excess of 50% of the Registrable Shares being included in such Public Offering.

15. Termination. This Agreement shall terminate and be of no further force or effect when there shall not be any Registrable Shares; provided, however, that Sections 9 and 10 shall survive termination of this Agreement.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Holders and, subject to Section 17, their respective successors and assigns.

17. Assignment. Each Holder may assign or transfer its rights and obligations hereunder to any assignee or transferee of such Holder of Registrable Shares; provided, however, that such assignee or transferee shall, as a condition to the effectiveness of such assignment or Transfer, be required to execute a counterpart to this Agreement agreeing to be treated on the same terms as such Holder hereunder, whereupon, except as explicitly set forth herein, such assignee or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as a Holder.

18. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in Person, by telex, telegram or telecopy, by overnight courier, or by first-class, registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the sender:

(a) if to the Company, to:

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

Attention: David A. Roehr

Telecopy: (308) 254-6969

Telephone: (308) 254-5505

with a copy to:

Koley Jessen P.C., A Limited Liability Organization

1125 South 103rd Street, Suite 800

Omaha, NE 68124

Attention: Michael M. Hupp, Esq.

Telephone: (402) 390-9500

Telecopy: (402) 390-9005

(b) if to any Holder, to the address set forth in the books of the Company;

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery, telex, telegram or telecopy, on the date of such delivery, (ii) in the case of overnight courier, on the next Business Day, and (iii) in the case of mailing, on the third Business Day following such mailing.

19. Modifications; Amendments; Waivers. Except as set forth in Section 5, the terms and provisions of this Agreement may not be modified or amended, nor may any provision applicable to the Holders be waived, except pursuant to a writing signed by (a) the Company and (b) each Specified Person; provided, however, that any such amendment, modification or waiver that would adversely affect the rights hereunder of any Holder, in its capacity as a Holder, without similarly affecting the rights hereunder of all Holders of the same class in their capacities as Holders of such class, shall not be effective as to such Holder without its prior written consent.

20. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

22. Governing Law; Etc.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) The jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively lie in any federal or state court located in the City of Omaha, Nebraska. The parties further agree that such exclusive jurisdiction and venue shall lie exclusively with such federal courts if federal rules of jurisdiction permit such federal court to hear such action. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for himself or itself and in respect of his or its property with respect to such action. The parties irrevocably agree that venue would be proper in any such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

23. Counterparts; Validity. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement, and telecopied signatures shall be effective.

24. Entire Agreement. This Agreement, including the Consent attached hereto and incorporated herein by this reference, and the other documents, certificates, instruments, writings and agreements referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety any and all prior agreements and understandings between any of the parties hereto, all of which are hereby terminated in their entirety and of no further force or effect.

[The Remainder of this Page Is Intentionally Left Blank.]

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the date first written above.

/s/ James W. Cabela

James W. Cabela

/s/ Richard N. Cabela

Richard N. Cabela

/s/ Mary A. Cabela

Mary A. Cabela

CABELA’S FAMILY, LLC

By	/s/ Richard N. Cabela

Richard N. Cabela, Manager and Member

By	/s/ Mary A. Cabela

Mary A. Cabela, Manager and Member

By Mary A. Cabela Irrevocable Annuity Trust, dated December 30, 1999, Member

By:	/s/ Richard N. Cabela

Richard N. Cabela, Trustee

By M. A. Cabela 2002 Irrevocable Annuity Trust, dated May 8, 2002, Member

By:	/s/ Richard N. Cabela

Richard N. Cabela, Trustee

By M. A. Cabela 2003 Irrevocable Annuity Trust, dated August 12, 2003, Member

By:	/s/ Richard N. Cabela

Richard N. Cabela, Trustee

CABELA’S INCORPORATED

By	/s/ David A. Roehr

Its	EVP

OUTDOOR INVESTORS, L.P.

By Outdoor G.P., LLC, its General Partner

By:	McCarthy Capital Corporation, its Managing Member

	By:	/s/ Margaret L. Doyle

	Its:	Secretary

MCCARTHY GROUP, INC.

By:	/s/ Margaret L. Doyle

Its:	CFO & Secretary

FULCRUM GROWTH PARTNERS, L.L.C.

By McCarthy Group, Inc., its Managing Member

	By:	/s/ Margaret L. Doyle

	Its:	CFO & Secretary

J.P. MORGAN PARTNERS (BHCA), L.P.

By	JPMP Master Fund Manager, L.P., its General Partner

	By:	JPMP Capital Corp., its General Partner

By:	/s/ Stephen P. Murray

Stephen P. Murray, Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.

By	JPMP Global Investors, L.P., its General Partner

	By:	JPMP Capital Corp., its General Partner

		By:	/s/ Stephen P. Murray

Stephen P. Murray, Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.

By	JPMP Global Investors, L.P., a General Partner

	By:	JPMP Capital Corp., its General Partner

		By:	/s/ Stephen P. Murray

Stephen P. Murray, Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS A, L.P.

By	JPMP Global Investors, L.P., a General Partner

	By:	JPMP Capital Corp., its General Partner

		By:	/s/ Stephen P. Murray

Stephen P. Murray, Managing Director

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.

By	JPMP Global Investors, L.P., a General Partner

	By:	JPMP Capital Corp., its General Partner

		By:	/s/ Stephen P. Murray

Stephen P. Murray, Managing Director

WEITZ PARTNERS III LIMITED PARTNERSHIP

By	/s/ Wallace R. Weitz

Wallace R. Weitz, General Partner

HEIDER WEITZ LIMITED PARTNERSHIP

By	/s/ Wallace R. Weitz

Wallace R. Weitz, General Partner

WEITZ SERIES FUND, INC. - WEITZ HICKORY FUND

By	/s/ Wallace R. Weitz

Wallace R. Weitz, President

CAN, LLC

By	/s/ Art Nicholas

Art Nicholas, Managing Member

By	/s/ Catherine Nicholas

Catherine Nicholas, Managing Member

NIC, LLC

By	/s/ Art Nicholas

Art Nicholas, Managing Member

WACHOVIA CAPITAL PARTNERS 2003, LLC

By	/s/ David J. Scanlan

David J. Scanlan, Partner

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By	/s/ Armando Acosta

Armando Acosta, Associate Director

Solely For Purposes of Sections 2 and 3 and to Enforce Any Additional Rights and Privileges of a Specified Person:

JPMP CAPITAL CORP.

By	/s/ Stephen P. Murray

Stephen P. Murray, Managing Director

Solely For Purposes of Sections 2 and 3 and to Enforce Any Additional Rights and Privileges of a Specified Person:

J.P. MORGAN PARTNERS, LLC

By	/s/ Stephen P. Murray

Stephen P. Murray, Partner

CONSENT

The undersigned stockholders of the Corporation who are not parties to the Registration Rights Agreement hereby acknowledge the existence, and consent to the adoption, of the Registration Rights Agreement.

CABELA’S INC. EMPLOYEE STOCK OWNERSHIP PLAN

By	/s/ Ralph W. Castner

Its	Authorized Trustee

/s/ Paul C. Jessen

Paul C. Jessen

/s/ John W. Weekly

John W. Weekly

/s/ Gerald E. Matzke

Gerald E. Matzke

/s/ David A. Roehr

David A. Roehr

/s/ Ralph W. Castner

Ralph W. Castner